Exhibit 99.1

Magnum Completes $1 Million Schedule D Conventional Funding Subscription and When Fully Executed Will Produce $2 Million in Proceeds to the Company

PR Newswire
Posted: 2008-09-29 08:00:00

FORT LAUDERDALE, Fla., Sept. 29 /PRNewswire-FirstCall/ -- Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR) (Magnum) announced that on September 30, 2008, the Company has completed $1,000,000 in non-dilutive type debt financing and is closing out its previously filed $1MM (Schedule D) subscription offer, dated April 30, 2008.

Funding was achieved through issue of 12% per annum promissory notes with associated warrants. The warrants will remain valid for a 2 year period and carry an exercise price of $1.00 per share. All warrants terminate during the 2nd and 3rd quarters of 2010. When fully executed, the combined debt and warrants will produce a total of $2,000,000 in proceeds to the Company.

The Company has received to date total proceeds of $1,000,000 for the issuance of the debt instruments without any payments to third parties or brokers. All proceeds have gone directly to the Company with no commissionable sales liabilities.

Proceeds of the funding will be used exclusively for the shipment, installation, and start-up activities associated with the initial phase of Magnum's Crumb Rubber and Powder Recycling Plant and ancillary equipment delivered to the Magnum Magog facility.

Complete financing of the plant was provided through the manufacturer, while the shipment and start-up costs are being financed through the previously described debt instruments.

The offering and sales were made without registration under the Act, or the securities laws of certain states, in reliance on the exemptions provided by Section 4(2) of Act and Regulation D under the Act and in reliance on similar exemptions under applicable state laws. The shares of common stock and the shares of common stock underlying the warrants are restricted as defined in Rule 144 of the Securities Act of 1933.

About Magnum:

Magnum currently holds open and unfilled contracts with NSS, LLC equating to over $130 Million USD over the next five years for the production of both rubber nuggets and rubber buffings. Magnum's proprietary "GREEN" technology provides a one of a kind solution to all of the challenges in eliminating Stockpiles of Scrap Tires and Global Waste through its turnkey recycling facilities.

Magnum, with its new proprietary technology and through licensing rights, owns a number of patents for the re-composition of rubber, the production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in North America and China.

Magnum's Magog Facility:

Magnum's 98,000+ sq ft mixed use building on approximately 10 acres of land is located at 2035 Rene-Patenaude Magog (Quebec), J1X 7J2 within the Technology Center of Magog.

About the upcoming Magnum "21st Century Business Solutions Series":

This series will be aired on CNBC, FOX, Hong Kong's Asia Television, and other Leading Networks. Magnum's North American television broadcast will air on CNBC and Fox Business Network to a combined audience of 114 million cable households.

http://tinyurl.com/3tpk5v

About the upcoming "Our Planet and Magnum's Television Series":

This show will be aired multiple times on Fox Business Network, CNN Headline News, Discovery Channel, CNN, MSNBC and Regional News Network, along with other networks.

http://tinyurl.com/3tzaf6

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
www.magnumresources.net
mdor@magnumresources.net

SOURCE Magnum D'Or Resources, Inc.